Exhibit 10.7

HINGE HEALTH

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of 5 June 2017 by and between Hinge Health Inc, a Delaware corporation (the “Company”), and [Daniel Perez] (the “Employee”).

BACKGROUND

A. The Company desires to retain the services of the Employee as [Chief Executive Officer] of the Company from the date of this Agreement (the “Effective Date”).

B. The Employee is willing to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. Title, Duties and Responsibilities.

1.1 [Chief Executive Officer]. The Employee will be employed by the Company as its [Chief Executive Officer], and the Company agrees to employ and retain the Employee in such capacity.

1.2 Duties. The Employee will devote all of the Employee’s business time, energy, and skill to the affairs of the Company; provided, however, that during the Employee’s business time reasonable time for personal business, charitable or professional activities will be permitted, so long as such activities do not materially interfere with the Employee’s performance of services under this Agreement.

1.3 Performance of Duties. The Employee will discharge the duties described herein in a diligent and professional manner. The Employee will observe and comply at all times with the lawful directives of the Company’s Board of Directors and its designees, including without limitation the Company’s President and Chief Executive Officer regarding the Employee’s performance of the Employee’s duties and with the Company’s business policies, rules and regulations as adopted from time to time by the Board of Directors. The Employee will carry out and perform any and all reasonable and lawful orders, directions, and policies as may be stated by the Company from time to time, either orally or in writing.

2. Terms of Employment.

2.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings:

(a) “Accrued Compensation” means any accrued Total Cash Compensation, any benefits under any plan of the Company in which the Employee is a participant to the full extent of the Employee’s rights under such plans, (to the extent required by applicable law) any accrued but unused vacation pay, and any appropriate business expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder, all to the extent unpaid on the date of termination or resignation of employment.

(b) “Base Salary” will have the meaning set forth in Section 3.1 hereof.

(c) “Change of Control” means the occurrence of any one of the following: (i) any “person”, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, a subsidiary, an affiliate, or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (ii) a sale of assets involving 75% or more of the fair market value of the assets of the Company as determined in good faith by the Company’s Board of Directors; or (iii) any merger, reorganization or other transaction of the Company whether or not another entity is the survivor, pursuant to which holders of all the shares of capital stock of the Company outstanding prior to the transaction hold, as a group, less than 50% of the shares of capital stock of the Company outstanding after the transaction; provided, however, that neither (A) a merger effected exclusively for the purpose of changing the [form or] domicile of the Company in which the holders of all the shares of capital stock of the Company immediately prior to the merger hold the voting power of the surviving entity following the merger in the same relative amounts with substantially the same rights, preferences and privileges, nor (B) a transaction the primary purpose of which is to raise capital for the Company, will constitute a Change of Control.

(d) “Death Termination” means termination of the Employee’s employment because of the death of the Employee.

(e) “Disability Termination” means termination by the Company of the Employee’s employment by reason of the Employee’s incapacitation due to disability. The Employee will be deemed to be incapacitated due to disability if at the end of any month the Employee is unable to perform substantially all of the Employee’s duties under this Agreement in the normal and regular manner due to illness, injury or mental or physical incapacity, and has been unable so to perform for either (i) three consecutive full calendar months then ending, or (ii) 90 or more of the normal working days during the 12 consecutive full calendar months then ending. Nothing in this paragraph will alter the Company’s obligations under applicable law, which may, in certain circumstances, result in the suspension or alteration of the foregoing time periods.

(f) “Termination For Cause” means termination by the Company of the Employee’s employment by reason of (i) the Employee’s dishonesty or fraud, gross negligence in the performance of the Employee’s duties and responsibilities, deliberate violation of a Company policy, or refusal to comply in any material respect with the legal directives of the Company’s Board of Directors or President, or Chief Executive Officer so long as such directives are not inconsistent with the Employee’s position and duties as described herein; (ii) conduct by the Employee that materially discredits the Company, intentional engagement by the Employee in acts materially detrimental to the Company’s operations or business, persistent or habitual negligence in the performance of the Employee’s duties and responsibilities, or the Employee’s conviction of a felony involving moral turpitude; (iii) the Employee’s incurable material breach of the terms of this Agreement, the Employee Confidential Information and Inventions Agreement or any other material agreement between the Employee and the Company; or (iv) unauthorized use or disclosure by the Employee of any proprietary information or trade secrets of the Company or any other party to whom the Employee owes an obligation of nondisclosure as a result of the Employee’s position with the Company.

(g) “Termination Other Than For Cause” means termination of the Employee’s employment by the Company for any reason other than as specified in Sections 2.1(d), (e), (f) or (i) hereof.

(h) “Total Cash Compensation” means the Employee’s Base Salary (as defined in Section 3.1) plus any cash bonuses, commissions or similar payment accrued during any single calendar year.

(i) “Voluntary Termination” means termination of the Employee’s employment by the voluntary action of the Employee other than by reason of a Disability Termination or a Death Termination.

2.2 Employee at Will. The Employee is an “at will” employee of the Company, and other than Termination For Cause by the Company or pursuant to Sections 2.1(d), (e) hereof, the Employee’s employment may be terminated at any time by the Company or the Employee by the giving of written notice thereof by the Company to the Employee or the Employee to the Company, subject to the terms and conditions of this Agreement.

2.3 Termination For Cause. Upon Termination For Cause by the Company, the Company will pay the Employee Accrued Compensation, if any.

2.4 Termination Other Than For Cause. Upon Termination Other Than For Cause by the Company, the Company will pay the Employee all Accrued Compensation, if any, and, subject to Employee’s execution of a release in favor of the Company in a form acceptable to the Company and such release becoming effective within 60 days following the date of termination, will continue to pay the Employee Total Cash Compensation for a period of four months from the date of termination at the rate and upon the normal payroll schedule in effect at the time of termination.

2.5 Disability Termination. The Company will have the right to effect a Disability Termination by giving written notice thereof to the Employee. Upon Disability Termination, the Company will pay the Employee all Accrued Compensation, if any, and will continue to pay the Employee Total Cash Compensation for a period of two months from the date of termination at the rate and upon the normal payroll schedule in effect at the time of termination.

2.6 Death Termination. Upon a Death Termination, the Employee’s employment will be deemed to have terminated as of the last day of the month during which his or her death occurs, and the Company will promptly pay to the Employee’s estate Accrued Compensation, if any, and a lump sum amount equal to two months’ Total Cash Compensation at the rate in effect at the time of termination.

2.7 Voluntary Termination. As an Employee at Will, the Employee will have the right to effect a Voluntary Termination at any time, provided that the Employee gives the Company at least 120 days’ advance written notice. During such period, the Employee will continue to receive regularly scheduled Base Salary payments and benefits. Following the effective date of a Voluntary Termination, the Company will pay the Employee Accrued Compensation, if any.

2.8 Timing of Termination Payments. Unless expressly provided otherwise, the foregoing termination payments will be made at the usual and agreed times provided for in Section 3.1 of this Agreement.

3. Compensation and Benefits.

3.1 Base Salary. As payment for the services to be rendered by the Employee as provided in Section 1 and subject to the provisions of Section 2 of this Agreement, the Company will pay the Employee a “Base Salary” at the rate of $150,000 per year, payable on the Company’s normal payroll schedule. The Employee’s “Base Salary” may be increased in accordance with the provisions hereof or as otherwise determined from time to time by the Company’s Board of Directors or Chief Executive Officer.

3.2 Additional Benefits.

(a) Benefit Plans. The Employee will be eligible to participate in such of the Company’s benefit plans as are now generally available or later made generally available to employees of the Company.

(b) Expense Reimbursement. The Company agrees to reimburse the Employee for all reasonable, ordinary and necessary travel expenses incurred by the Employee in conjunction with the Employee’s services to the Company consistent with the Company’s standard reimbursement policies. The Company will pay travel costs incurred by the Employee in conjunction with the Employee’s services to the Company consistent with the Company’s standard travel policies.

(c) Vacation. The Employee will be entitled, without loss of compensation, to 25 days of vacation per year. Unused vacation may be accrued by the Employee up to a maximum of 30 days, when it will cease accruing until the Employee reduces the accrued, unused amount through use of vacation time. Accrued, but unused vacation will be paid out upon termination of employment only where required by applicable law.

3.3 Section 409A. Unless otherwise expressly provided, any payment of compensation by the Company to the Employee, whether pursuant to this agreement or otherwise, shall be made no later than the 15th day of the third month (i.e. 2 1⁄2 months) after the end of the calendar year in which your right to such compensation is no longer subject to a “substantial risk of forfeiture” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of this Agreement, termination of employment shall be deemed to occur only upon “separation from service” as such term is defined under Section 409A. To the extent any amounts payable to the Employee constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A (including a six month delay of termination payments made to specified employees of a public company, to the extent then applicable) and the Employee shall have no discretion with respect to the timing of payments except as permitted under Section 409A.

3.4 Option to Purchase Common Stock. Intentionally left blank.

4. Proprietary Information. The Employee will as of the Effective Date execute and deliver to the Company the Employee Confidential Information and Inventions Agreement attached as Exhibit A hereto.

5. Miscellaneous.

5.1 Waiver. The waiver of the breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

5.2 Notices. All notices and other communications under this Agreement will be in writing and will be given by personal or courier delivery, email, facsimile or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three business days after mailing if mailed, to the addresses of the Company and the Employee contained in the records of the Company at the time of such notice. Any party may change such party’s address for notices by notice duly given pursuant to this Section 5.2.

5.3 Headings. The section headings used in this Agreement are intended for convenience of reference and will not by themselves determine the construction or interpretation of any provision of this Agreement.

5.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction.

5.5 Arbitration. With the exception of any claims for workers compensation, unemployment insurance, claims before any governmental administrative agencies as required by applicable law, or claims related to the National Labor Relations Act, any controversy relating to this Agreement or the Employee’s employment shall be settled by Company and the Employee by binding arbitration according to the applicable employment dispute resolution rules of the American Arbitration Association Employment Arbitration Rules and Mediation Procedures (available free of charge at www.adr.org). The arbitration, including any discovery in connection therewith, shall be subject to the California Code of Civil Procedure (including without limitation Section 1283.05 (and its mandatory and permissive rights to discovery) or any successor or replacement statutes). Such arbitration shall be presided over by a single arbitrator in Los Angeles, California. Such binding arbitration is applicable to any and all claims under state, local and federal employment -related statutes, including without limitation the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Returement Income Security Act of 1974, the Family and Medical Leave Act, all as amended and all similar startutory claims based on employee rights, as well as any claims related to the Employee’s services or a claimed breach of this Agreement, or the attached Confidentiality and Proprietary Rights Assignment Agreement. The Company shall bear all costs uniquely associated with the arbitration process, including the arbitrator’s fees, where required by applicable law. The arbitrator shall have the authority to award any damages authorized by law. This agreement to arbitrate shall apply to both the Company and the Employee. The parties understand that they are giving up their right to a trial in a court of law.

5.6 Survival of Obligations. This Agreement will be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement will not be assignable either by the Company (except to an affiliate or successor of the Company) or by the Employee without the prior written consent of the other party.

5.7 Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

5.8 Withholding. All sums payable to the Employee hereunder will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

5.9 Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion will be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder will be enforced to the maximum extent possible.

5.10 Entire Agreement; Modifications. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Employee from the Company. All modifications to the Agreement must be in writing and signed by each of the parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

Company:	HINGE HEALTH, INC

	By:	/s/ Gabriel Mecklenburg
	Name:	Gabriel Mecklenburg
	Title:	Director

Employee:	/s/ Daniel Perez
[Daniel Perez]